Exhibit 99.1

BioSig Appoints Barry Keenan as Vice President of Engineering

Medical device technology leader to help drive new product development

Santa Monica, CA, March 6, 2019 -- BioSig Technologies, Inc. (NASDAQ: BSGM), a medical device company developing a proprietary biomedical signal processing platform designed to address an unmet technology need for the electrophysiology (EP) marketplace, today announced that the Company appointed Dr. Barry Keenan, Ph.D, MBA, PMP to head up BioSig’s advanced product development.

Dr. Keenan brings to the Company over 20 years of experience in R&D, product development and commercialization and deep industry expertise in a range of sectors, including neuromodulation, deep brain stimulation, sensing, imaging and cardiac pacing. Biomedical engineer by training, Dr. Keenan spent over 9 years at Medtronic Diabetes, where he was responsible for all algorithm development, and successfully developed the algorithms for the Paradigm® Veo(tm), first semi-closed loop system, and CGMS® iPro2(tm), glucose monitoring algorithm. One of the highlights of Dr. Keenan’s career was development and successful clinical evaluation of the MiniMed 670G, the world’s first artificial pancreas. This invention became one of the top revenue generating products for Medtronic and the research was featured in Time magazine’s 25 Best Inventions of 2013 and 2016 and named as one of the Best Medical Technologies of 2016.

Since 2014 Dr. Keenan has been actively involved with the Alfred Mann Foundation for Scientific Research as CTO and Vice President of Research & Development, and later as a Board Member of the Alfred Mann Institute for Biomedical Engineering. During Dr. Keenan’s engagement with the Foundation he managed an R&D department of over 40 scientists and engineers consisting of software, firmware, electrical, mechanical and ASIC groups developing innovative medical devices, implanted neuromodulation and sensing systems.

Dr. Keenan is a winner of several awards, is a Medtronic Technical Fellow, and is being inducted into this year’s College of Fellows of the American Institute for Medical and Biological Engineering (AMIBE). His team at Medtronic won Technical Contributors of the Year for their work in the Artificial Pancreas, which also achieved ‘Best of What’s New’ in the health category by Popular Science. Dr. Keenan is an inventor of 39 patents and authored over 30 scientific manuscripts and book chapters.

“Barry’s second-to-none academic training and industry expertise are very hard to come by, and we are particularly impressed with his achievements in neuromodulation,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies. “As we accelerate our research activities, we need strong engineering leadership and commercial expertise to grow our product development. We are confident that Barry will become an invaluable part of our team.”

“Having followed BioSig’s development over the years, I am excited about its future as a technology company with cutting-edge signal processing capabilities. I look forward to contributing my knowledge and exploring opportunities for wider applications of BioSig’s core technology,” commented Dr. Keenan.

The Company previously appointed Sherpa Technology Group to architect IP strategy and announced a new advanced research agreement with Mayo Clinic in November 2018.

On February 20, 2019 the Company announced that it successfully conducted first patient cases using PURE EP(tm) System, its FDA approved proprietary signal acquisition and processing technology. Early results of the studies suggested improved cardiac signal detection and fidelity.

About BioSig Technologies

BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP™ System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP™ System, is a novel cardiac signal acquisition and display system which is engineered to assist electrophysiologists in clinical decision- making during procedures to diagnose and treat patients with abnormal heart rates and rhythms. BioSig’s main goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and has received FDA 510(k) clearance for the PURE EP™ System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Natasha Drapeau

BioSig Technologies, Inc.

Executive Vice President

12424 Wilshire Blvd, Ste 745

Los Angeles, CA 90025

ndrapeau@biosigtech.com

310-620-9320